FORM 4                                             OMB APPROVAL
                                                   OMB NUMBER:3235-0287
                                                   EXPIRES:APRIL 30, 1997
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE 0.5


[ ]Check this box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   AIP General Partner, Inc.
   (Last)                   (First)             (Middle)

   885 Third Avenue, 34th Floor

   New York           New York            10022

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2. Issuer Name and Ticker or Trading Symbol

   Hawaiian Airlines, Inc. / HA

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement of Month/Year 1/96

   01/96


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5. If Amendment, Date or Original (Month/Year)




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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

              Director                             X       10% Owner
  ----------                                   ----------

              Officer (give title below)                   Other
  ----------                                   ---------- (specify
                                                           below)

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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned



                          2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
1. Title of security        Date              Code               Acquired (A)       Securities          Form:           Indirect
   (Inst.3)                (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
                                                                 of (D)(Instr.      Owned at End        or              Ownership
                                                                 3,4,and 5)         of Month            Indirect        (Instr.4)
                                                                                    (Instr.3 and 4)     (I)
                                                                                                        (Instr.4)
                                              Code      V    Amount   (A)   Price
                                                                       or
                                                                      (D)



Class A Common Stock*      01/31/96           P              363,636   A    $1.10    363,636          I               Held as
                                                                                                                      general
                                                                                                                      partner of
                                                                                                                      Airline
                                                                                                                      Investors
                                                                                                                      Partnership,
                                                                                                                      L.P.,
                                                                                                                      beneficial
                                                                                                                      owner

Class B Common Stock     N/A                 N/A            N/A       N/A    N/A     N/A            N/A

Series B Special         01/31/96            P              0.08      A     $1.10   0.08            I                 Held as
Preferred Stock                                                                                                       general
                                                                                                                      partner of
                                                                                                                      Airline
                                                                                                                      Investors
                                                                                                                      Partnership,
                                                                                                                      L.P.,
                                                                                                                      beneficial
                                                                                                                      owner






Series C,D and E       N/A                  N/A            N/A        N/A    N/A     N/A            N/A
Special Preferred
Stock





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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Response)

FORM  4 (CONTINUED)TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                              OR BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                              WARRANTS, OPTIONS, CONVERTIBLE
                              SECURITIES)



1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date               7.Title and
   Derivate           Exercise Price       Date           Code            Derivative         Exercisable          Amount of
   Security           of Derivative       (Month/                         Securities         and Expiration       Underlying
   (Instr.3)          Security             Day/Year)                      Acquired (A)       Date                 Securities
                                                                          or Disposed                            (Instr.3 and
                                                                          (D) (Instr.3,       (Month/Day/Year)     4)
                                                                          4 and 5)

                                                           Code    V      (A)      (D)      Date        Expiration   Title
                                                                                            Exercisable Date






 8.Price of             9.Number of            10.Ownership     11.Nature
   Derivative             Derivative              Form of          of
   Security               Securities              Derivative       Indirect
   (Instr. 5)             Beneficially            Security:        Beneficial
                          Owned at End            Direct (D)       Ownership
                          of Month                or              (Instr.4)
                         (Instr.4)                Indirect (I)
                                                  (Instr.4)







Explanation of Responses:

* The 363,636 shares of Class A Common Stock acquired on January 31, 1996 include 54,545 shares of Class A Common Stock (the beneficial ownership of which was disclosed in the Form 3, dated January 29, 1996, filed by the Reporting Person with the Securities and Exchange Commission) issued upon the conversion of a senior secured convertible promissory note.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

/S/ John W. Adams, President                            February 5, 1996
-----------------------------------------------        ------------------
   **Signature of Reporting Person                            Date